Exhibit 99.1

October 2, 2001

             Endocardial Solutions Announces FDA Clearance of Precision™ Software

             MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced that the U.S. Food and Drug Administration has cleared release of Precision™, an upgraded version of the company's software product for use in the EnSite 3000® System for diagnostic mapping of complex arrhythmias.

             "I feel that the improvements embodied in the Precision™ software, specifically the greatly enhanced and more realistic chamber geometry and the new catheter positioning technique, will vastly improve orientation," said Robert Lemery, M.D., Associate Professor, Ottawa Heart Institute, Ottawa, Canada.  "These new features, as well as other components of the Precision™ software, will most likely speed up our procedure times and reduce the use of fluoroscopy," concluded Lemery.

             "We will continue investing in Research and Development to provide our customers with substantial improvements in diagnosing and treating complex arrhythmias, " stated Jim Bullock, President and Chief Executive Officer.  "This is another step forward in establishing the EnSite 3000® System as a mandatory tool in arrhythmia management," concluded Bullock.

             The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

             Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

             The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:
Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928
             jbullock@endocardial.com
Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959
             bgutzke@endocardial.com